     As filed with the Securities and Exchange Commission on May 11, 2000

                                              Registration Statement No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             CAMBRIDGE HEART, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

               Delaware                              13-3679946
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)               Identification No.)

                               1 Oak Park Drive
                         Bedford, Massachusetts 01730
                                (781) 271-1200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Jeffrey M. Arnold
               Chairman of the Board and Chief Executive Officer
                             Cambridge Heart, Inc.
                               1 Oak Park Drive
                                (781) 271-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

                             John A. Burgess, Esq.
                            Steven D. Singer, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                              Tel: (617) 526-6000
                              Fax: (617) 526-5000

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333- .

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333- .

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                       Proposed
                                          Proposed      Maximum
                                          Maximum      Aggregate   Amount of
 Title of Shares to be   Amount to be  Offering Price  Offering   Registration
       Registered         Registered    Per Share(1)   Price(1)       Fee
------------------------------------------------------------------------------
Common Stock, $.001 par
 value per share.......  3,235,930(2)      $3.19      $10,322,616    $2,726
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on May 8, 2000.
(2) Includes 574,572 shares of common stock issuable upon the exercise of common stock purchase warrants. Pursuant to Rule 416, there are also registered an indeterminate number of shares of common stock which may be issued pursuant to anti-dilution provisions applicable to the common stock purchase warrant.

                                ---------------

   The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to completion, dated May 11, 2000

PROSPECTUS

                             Cambridge Heart, Inc.

                        3,235,930 SHARES OF COMMON STOCK

                                  -----------

  This prospectus relates to registering for resale shares of common stock previously issued by Cambridge Heart, Inc. in private placements of our common stock and warrants to purchase our common stock.

  We will not receive any proceeds from the sale of the shares.

  The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

  Our common stock is traded on the Nasdaq National Market under the symbol "CAMH." On May 10, 2000, the closing sale price of the common stock on Nasdaq was $3.00 per share.

                                  -----------

  Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3

The Offering...............................................................   3

Risk Factors...............................................................   4

Special Note Regarding Forward-Looking Information.........................   8

Use Of Proceeds............................................................   8

Selling Stockholder........................................................   8

Description Of Our Securities..............................................  10

Legal Matters..............................................................  15

Experts....................................................................  15

Where You Can Find More Information........................................  15

Incorporation Of Certain Documents By Reference............................  15

  Cambridge Heart, Inc.'s executive offices are located at 1 Oak Park Drive, Bedford, MA 01730, our telephone number is (781) 271-1200 and our Internet address is www.cambridgeheart.com. The information on our Internet website is not intended to be incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Cambridge Heart," "we," "us," and "our" refer to Cambridge Heart, Inc.

  The Cambridge Heart logo, CH 2000, Hi-Res and Alternans Test are trademarks of Cambridge Heart. All other trademarks and service marks are the property of their respective owners.

  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

  This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                             Cambridge Heart, Inc.

  Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease, the leading cause of death in the United States and many other developed countries. Using innovative technologies, including our proprietary disposable electrodes, we are addressing such key problems in cardiac diagnosis as:

  . the identification of those at risk of sudden cardiac death, accounting for approximately 50% of all deaths due to heart attack;

  . the early detection of coronary artery disease; and

  . the prompt and accurate diagnosis of heart attack.

  Our lead product, the CH 2000 System incorporates our proprietary technology to non-invasively measure extremely low levels of T-wave alternans, a beat-to-beat alternation in a portion of the electrocardiogram. Clinical research published to date has demonstrated that by measuring T-wave alternans we can assess vulnerability to the ventricular arrhythmias responsible for sudden cardiac death to a degree comparable to electrophysiology testing, the most accurate invasive test. The CH 2000 System is also able to perform conventional cardiac stress tests.

  Our CH 2000 System and Hi-Resolution electrodes have received 510(k) clearance from the U.S. Food and Drug Administration for sale in the United States, have received the CE mark for sale in Europe and have been approved for sale by the Ministry of Health in Japan. The 510(k) clearance for the CH 2000 System includes the claim that the CH 2000 System can measure T-wave alternans and the presence of T-wave alternans in patients with known, suspected or at risk of ventricular tachyarrhythmia predicts increased risk of ventricular tachyarrhythmia or sudden death.

                                  THE OFFERING

Common Stock offered by
 selling stockholders... 3,235,930 shares

Use of proceeds......... Cambridge Heart will not receive any proceeds from the sale of shares in this offering

Nasdaq National Market
 symbol................. CAMH

                                  RISK FACTORS

  Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

                        Risks Related to Our Operations

  We may never generate substantial revenues

  We are engaged primarily in the commercialization, manufacture, research and development of products for the non-invasive diagnosis of heart disease. We have incurred substantial and increasing net losses through December 31, 1999. We may never generate substantial revenues or achieve profitability on a quarterly or annual basis. We believe that our research and development expenses will increase in the future as we develop additional products and fund clinical trials of our product candidates. Our research and development expenses may also increase in the future as we supplement our internal research and development with additional third party technology licenses and potential acquisition of complementary products and technologies. We also expect that our selling, general and administrative expenses will increase significantly in connection with the continued expansion of our sales and marketing activities. Revenues generated from the sale of our products will depend upon numerous factors, including:

  . the timing of regulatory actions;

  . progress of product development;

  . the extent to which our products gain market acceptance;

  . varying pricing promotions and volume discounts to customers;

  . competition; and

  . the availability of third-party reimbursement.

Our technology may never achieve market acceptance

  We believe that our future success will depend, in large part, upon the successful commercialization and market acceptance of our T-wave alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology and upon our ability to obtain third party reimbursement for users of our technology. We can give no assurance that we will be able to successfully commercialize or achieve market acceptance of our T-wave alternans technology or that our competitors will not develop competing technologies that are superior to our technology.

The results of future clinical studies may not support the usefulness of our technology

  We have sponsored and are continuing to sponsor clinical studies relating to our T-wave alternans technology and Hi-Resolution sensors to establish the predictive value of such technology. Although studies on high risk patients to date have indicated that the measurement of T-wave alternans to predict the vulnerability to ventricular arrhythmia is comparable to electrophysiology testing, we do not know whether the results of such studies, particularly studies involving patients who are not high risk, will continue to be favorable. Any clinical studies or trials which fail to demonstrate that the measurement of T-wave alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technology, would have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty responding to changing technology

  The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, there can be no assurance that new products or alternative diagnostic techniques may be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

We have significant competition from a variety of sources

  Competition from competitors' medical devices that diagnose cardiac disease is intense and likely to increase. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. Many of our competitors and prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well-established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors have long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

We depend heavily on independent manufacturers' representatives and foreign distributors

  We currently market our products in the United States through a small direct sales force and independent manufacturers' representatives. We may not be able to continue to recruit and retain skilled sales management, direct sales persons or independent manufacturers' representatives. We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization could not be found on a timely basis in the relevant geographic market. To the extent that we rely on sales in certain territories through distributors, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, there can be no assurance that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us.

          Risks Related to the Market for Cardiac Diagnostic Equipment

Our business could be subject to product liability claims

  The testing, manufacture, marketing and sale of medical devices entails the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, such coverage may not be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of the CH 2000 Alternans System or cause a significant financial burden on Cambridge Heart, or both, and could have a material adverse effect on our business, financial condition and ability to market the CH 2000 Alternans System as currently contemplated.

Our business could be adversely affected if we are unable to protect our proprietary technology

  Our success will depend, in large part, on our ability to develop patentable products, enforce our patents and obtain patent protection for our products both in the United States and in other countries. However, the patent positions of medical device companies, including Cambridge Heart, are generally uncertain and involve complex legal and factual questions. We can give no assurance that patents will issue from any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technology. In addition, any issued patents we own or license may be challenged, invalidated or circumvented, and the rights granted under issued patents may not provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technology, and we can give no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to our proprietary technology, or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technology.

Others could claim that we infringe their intellectual property rights

  Our commercial success will depend in part on our neither infringing patents issued to others nor breaching the licenses upon which our products might be based. Our licenses of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. If we fail to comply with these requirements, licenses could convert from being exclusive to nonexclusive in nature or could terminate.

We could become involved in litigation over intellectual property rights

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others' proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost, to determine the priority of inventions. Furthermore, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with our products.

We may not be able to protect our trade secrets

  We rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants. We can give no assurance that these agreements will not be breached, that we would have adequate remedies for any, breach or that our trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on Cambridge Heart.

We may not be able to obtain third-party reimbursement

  Our revenues currently depend and will continue to depend, to a significant extent, on sales of the CH 2000 Alternans System. Our ability to successfully commercialize the CH 2000 Alternans System depends in part on the availability of, and our ability to obtain, adequate levels of third-party reimbursement for use of the CH 2000 Alternans System. Reimbursement is not currently available for the use of the CH 2000 Alternans System for measuring T-wave alternans.

  The amount of reimbursement in the United States that will be available for clinical use of the CH 2000 Alternans System, if any, is uncertain and may vary. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed device has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Our ability to commercialize the CH 2000 Alternans System successfully will depend, in large part, on the extent to which appropriate reimbursement levels for the cost of the use of the CH 2000 Alternans System and associated sensors are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations.

  We do not know whether reimbursement in the United States or foreign countries will be available for the CH 2000 Alternans System, or if available, will not be decreased in the future or that reimbursement amounts will not reduce the demand for, or the price of, the CH 2000 Alternans System. The unavailability of third-party reimbursement or the inadequacy of the reimbursement for medical tests using the CH 2000 Alternans System would have a material adverse effect on Cambridge Heart.

We have a number of risks associated with the year 2000

  Although year 2000 issues have not had a significant impact on our internal operations or on our products, we may experience interruptions of operations because of year 2000 problems. Year 2000 problems could require us to incur unanticipated expenses, and such expenses could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These expenditures may result in reduced funds being available to purchase products offered by Cambridge Heart.

                 Risks Related to Investing in Our Common Stock

The market price of our shares has experienced, and may continue to be subject to, extreme price and volume fluctuations

  The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of medical-device companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

  The market price of our common stock has experienced, and may continue to be subject to be subject to extreme fluctuations due to a variety of factors, including:

  . public announcements concerning us, our competitors or of the medical device industry;

  . fluctuations in operating results;

  . introductions of new products or services by us or our competitors;

  . changes in analysts' earnings estimates; and

  . announcements of technological innovations.

  In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could incur substantial costs and experience a diversion of our management's attention and resources and such securities class action litigation could have a material adverse effect on our business, financial condition and results of operations.

A third party could be prevented from acquiring your shares of stock at a premium to the market price because of our anti-takeover provisions

  Various provisions of our certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders.

The future sale of shares of our common stock may negatively affect our stock price

  If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding warrants and options, following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of shares by the selling stockholders.

  The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

  We issued the shares of common stock covered by this prospectus, and the warrants pursuant to which shares of common stock covered by this prospectus are issuable, in private placements. The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 30, 2000.

  Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under the warrants that are exercisable within 60 days after April 30, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the person named in the table has sole voting and investment power with respect to the shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                           Shares of Common
                         Shares of Common Stock                               Stock to be
                           Beneficially Owned                             Beneficially Owned
                           Prior to Offering             Number of Shares  After Offering(1)
    Name of Selling      ------------------------------  of Common Stock  -----------------------
      Stockholder         Number           Percentage     Being Offered   Number      Percentage
    ---------------      -------------    -------------  ---------------- ---------   -----------
Yale University.........       342,856(2)          2.4       342,856(2)            0             0%
Little Wing L.P.........       225,700             1.6%      225,700               0             0%
Cambridge Options.......       180,000(3)          1.2%      180,000(3)            0             0%

                                                                             Shares of Common
                          Shares of Common Stock                               Stock to be
                            Beneficially Owned                              Beneficially Owned
                            Prior to Offering              Number of Shares After Offering(1)
    Name of Selling       -------------------------------  of Common Stock  ----------------------
      Stockholder          Number            Percentage     Being Offered   Number      Percentage
    ---------------       -------------     -------------  ---------------- -------     ----------
Rebel Investments &
 Co.....................        180,000(4)           1.2%      180,000(4)         0          0%
Nathan Low..............        197,017(5)           1.4%      197,017(5)         0          0%
Tradewinds Fund Ltd.....        120,000                *       120,000            0          0%
Paul Scharfer...........        163,374(6)           1.1%      163,374(6)         0          0%
Robert L. Swisher, Jr...        136,500(7)             *       120,000(7)    16,500          0%
Little Wing L.P. Too....         82,860                *        82,860            0          0%
Richard B. Stone........         23,917(8)             *         7,917(8)    16,000          0%
Matthew Rebold..........         30,000(9)             *        30,000(9)         0          0%
Amy Newmark.............         24,000(10)            *        24,000(10)        0          0%
Jerry Heymann...........         17,143(11)            *        17,143(11)        0          0%
Judy W. Stone, M.D......         10,200(12)            *        10,200(12)        0          0%
David Bartash...........         10,000(13)            *        10,000(13)        0          0%
Jeff Elliot Margolis....            539(14)            *           539(14)        0          0%
Aurora Capital LLC......            973(15)            *           973(15)        0          0%
Mitchell Sutin..........          2,088(16)            *         2,088(16)        0          0%
Dwight Miller...........          7,982(17)            *         7,982(17)        0          0%
Preston Tsao............         10,254(18)            *        10,254(18)        0          0%
The Tail Wind Fund
 Ltd....................        788,717(19)          5.4%      264,924      523,793(19)    3.6%
Special Situations
 Private Equity Fund,
 L.P....................        344,846(20)          2.4%      126,846      218,000(20)    1.5%
Special Situations Fund
 III, L.P...............         89,823(21)            *        32,109       57,714(21)      *
Geoffrey H. Galley......        191,439(22)          1.3%      105,970       85,469(22)      *
Cheryl Halpern..........         17,143(23)            *        17,143(23)        0          0%
David S. Hannes.........         17,143(24)            *        17,143(24)        0          0%
Norwest Bank North
 Dakota, N.A. as Trustee
 of the Conmy, Feste,
 Hubbard, Corwin &
 Brust, Ltd. 401K Profit
 Sharing Plan F/B/O
 Charles A. Feste.......         25,714(25)            *        25,714(25)        0          0%
RLH Options, Inc........         17,143(26)            *        17,143(26)        0          0%
Robert P. Khederian.....        720,000(27)          4.9%      720,000(27)        0          0%
Paul Scharfer...........        208,536(28)          1.4%       45,162      163,374(28)    1.1%
Sunrise Securities
 Corp...................        106,014(29)            *        45,161(29)   60,853(29)      *
AIG Soundshore Holdings
 Ltd....................         88,912(30)            *        85,712(30)    3,200          *

--------
* Less than one percent.

(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(2) Includes 57,142 shares of common stock issuable to Yale University within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(3) Includes 30,000 shares of common stock issuable to Cambridge Options within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(4) Includes 30,000 shares of common stock issuable to Rebel Investments & Co. within 60 days after April 30, 2000 pursuant to the exercise of warrants.

(5) Includes 28,000 shares of common stock issuable to Mr. Low within 60 days after April 30, 2000 pursuant to the exercise of warrants and 29,017 shares of common stock issuable to the Nathan Low Roth IRA within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(6) Includes 63,374 shares of common stock issuable to Mr. Scharfer within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(7) Includes 20,000 shares of common stock issuable to Mr. Swisher within 60 days after April 30, 2000 pursuant to the exercise of warrants. Mr. Swisher is also the beneficial owner of 16,500 shares of common stock not being registered hereby held by the Sooner Profit Sharing Plan of which Mr. Swisher is Trustee.
(8) Includes 7,917 shares of common stock issuable to Mr. Stone within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(9) Includes 5,000 shares of common stock issuable to Mr. Rebold within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(10) Includes 4,000 shares of common stock issuable to Ms. Newmark within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(11) Includes 2,857 shares of common stock issuable to Mr. Heymann within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(12) Includes 1,700 shares of common stock issuable to Dr. Stone within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(13) Consists of 10,000 shares of common stock issuable to Mr. Bartash within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(14) Consists of 539 shares of common stock issuable to Mr. Margolis within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(15) Consists of 973 shares of common stock issuable to Aurora Capital LLC within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(16) Consists of 2,088 shares of common stock issuable to Mr. Sutin within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(17) Consists of 7,982 shares of common stock issuable to Mr. Miller within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(18) Consists of 10,254 shares of common stock issuable to Mr. Tsao within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(19) Includes 47,619 shares of common stock issuable to The Tail Wind Fund Ltd. within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(20) Includes 22,800 shares of common stock issuable to Special Situations Private Equity Fund, L.P. within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(21) Includes 5,771 shares of common stock issuable to Special Situations Fund III, L.P. within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(22) Includes 19,048 shares of common stock issuable to Mr. Galley within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(23) Includes 2,857 shares of common stock issuable to Ms. Halpern within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(24) Includes 2,857 shares of common stock issuable to Mr. Hannes within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(25) Includes 4,285 shares of common stock issuable to Norwest Bank North Dakota, N.A. as Trustee of the Conmy, Feste, Hubbard, Corwin & Brust, Ltd. 401K Profit Sharing Plan F/B/O Charles A. Feste within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(26) Includes 2,857 shares of common stock issuable to RLH Options, Inc. within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(27) Includes 120,000 shares of common stock issuable to Mr. Khederian within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(28) Includes 63,374 shares of common stock issuable to Mr. Scharfer within 60 days of April 30, 2000 pursuant to the exercise of warrants.
(29) Consists of shares of common stock issuable to Sunrise Securities Corp. within 60 days after April 30, 2000 pursuant to the exercise of warrants.
(30) Includes 85,712 shares of our common stock issuable to AIG Soundshore Holdings Ltd. within 60 days of April 30, 2000 upon the exercise of warrants.

                         DESCRIPTION OF OUR SECURITIES

  We are authorized to issue 25,000,000 shares of common stock, $.001 par value per share of which 14,541,798 were issued and outstanding as of April 17, 2000, and 2,000,000 shares of undesignated preferred stock, $.001 par value per share, of which no shares are issued and outstanding. Our common stock is traded on the Nasdaq National Market under the symbol CAMH.

Common Stock

  As of April 17, 2000, there were 14,541,798 shares of common stock outstanding, held of record by approximately 111 stockholders. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to a preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Cambridge Heart, the holders of common stock are entitled to receive ratably the net assets of Cambridge Heart available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

  Pursuant to the terms of a purchase agreement dated June 8, 1999 between Cambridge Heart and a group of investors led by The Tail Wind Fund Ltd., we sold an aggregate of 952,380 shares of our common stock to the Tail Wind investors at a price of $5.25 per share. In addition, we granted the Tail Wind investors the following rights:

  . If, prior to June 8, 2001, we sell any shares of our common stock in a capital raising transaction at a per share selling price less than the original per share purchase price paid by the Tail Wind investors, the original purchase price per share paid by the Tail Wind investors will be adjusted downward to equal the lower per share purchase price and, accordingly, the Tail Wind investors will be entitled to receive additional shares.

  . Prior to June 8, 2001, the Tail Wind investors have the right to participate in any non-public capital raising transaction by Cambridge Heart.

  Pursuant to the terms of the subscription agreements dated October 5, 1999, October 25, 1999 and January 11, 2000 between Cambridge Heart and each of the several investors introduced to us by Sunrise Securities Corp., we sold an aggregate of 2,116,347 shares of our common stock to the Sunrise investors at a price of $3.50 per share. In addition, we agreed that if, prior to earlier of one year from the date of this prospectus and the date on which we complete a sale or sales of our common stock resulting in net proceeds in excess of $4 million, we sell any shares of our common stock in a capital raising transaction at a per share selling price less than $3.50, then each Sunrise investor will be entitled to receive additional shares of our common stock equal to the difference between (A) the quotient obtained by dividing (i) $3.50 by (ii) the lower selling price per share and (B) the number of shares sold to each Sunrise investor. As a result of the sale of our common stock to the Sunrise investors, pursuant to the terms of our agreement with the Tail Wind investors described above, the exercise price per share of the warrants issued to the Tail Wind investors was reduced to $3.71 per share and we issued an aggregate of 529,849 additional shares of common stock to the Tail Wind investors.

Warrants

  The Tail Wind Warrants. As part of the purchase agreement between Cambridge Heart and the Tail Wind investors, we issued warrants that expire on June 9, 2003 to purchase 95,238 shares of our common stock at an exercise price per share of $7.22. In October 1999, in connection with an additional private placement of our common stock, the per share exercise price of these warrants was adjusted downward to $3.71 in accordance with the adjustment provisions contained in these warrants and described below. As of November 30, 1999, none of the warrants issued to the Tail Wind investors has been exercised.

  The per share exercise price of the warrants issued to the Tail Wind investors is subject to adjustment in certain events including but not limited to the following:

  . if we declare a dividend or make any distribution to shareholders payable in common stock, subdivide or combine our common stock or reclassify of our common stock;

  . merger, consolidation or reorganization of Cambridge Heart or the sale of substantially all of our assets; or

  . until June 8, 2001, if we sell any shares of our common stock at a price per share less than the price paid by the Tail Wind investors, the per share exercise price of the warrants issued to the Tail Wind investors will be reduced to 110% of that lower price.

  The Sunrise Warrants. As part of the subscription agreements dated October 5, 1999, October 25, 1999 and January 11, 2000 between Cambridge Heart and each of several investors introduced to us by Sunrise Securities Corp., and the sale agency agreement dated August 16, 1999 between Cambridge Heart and Sunrise Securities Corp., we issued warrants that expire on October 5, 2004, October 25, 2004 and January 11, 2005 for the purchase of 290,412, 12,857 and 120,000 shares of our common stock, respectively, at a per share exercise price of $3.50. As part of the fee paid to Sunrise Securities Corp., we issued warrants that expire on October 5, 1999, October 25, 1999 and January 11, 2005 for the purchase of an aggregate of 151,305 shares of our common stock at a per share price of $4.20. As of November 30, 1999, none of the warrants issued to the Sunrise investors has been exercised.

  The per share exercise price of the warrants issued to the Sunrise investors is subject to adjustment in certain events including but not limited to the following:

  . if we declare a dividend or make any distribution to our shareholders payable in stock or other securities convertible into stock, subdivide or combine our common stock or reclassify of our common stock; or

  . merger, consolidation or reorganization of Cambridge Heart or the sale of substantially all of our assets.

Preferred Stock

  Our certificate of incorporation authorizes us to issue up to 2,000,000 shares of preferred stock. Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

  The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Cambridge Heart. We have no present plans to issue any shares of preferred stock.

Registration Rights

  As part of our issuances of common stock and warrants to the Tail Wind investors on June 8, 1999 we agreed to register the 952,380 shares of common stock purchased by the Tail Wind investors and the 95,238 shares of common stock issuable upon exercise of the warrants issued to the Tail Wind investors. We registered these shares with the Securities and Exchange Commission in July 1999. As part of our agreement with the Tail Wind investors, we also agreed to register any additional shares issued to them pursuant to the anti-dilution provisions of the Purchase Agreement dated June 8, 1999.

  As part of our issuances of common stock and warrants to the Sunrise investors on October 5, 1999, October 25, 1999 and January 11, 2000 we agreed to register the 2,116,347 shares of common stock purchased by the Sunrise investors and the 571,413 shares of common stock issuable upon exercise of the warrants issued to the Sunrise investors and to Sunrise Securities Corp. In December 1999 we registered (i) the 1,516,347 shares of common stock purchased by the Sunrise investors in October 1999, (ii) 409,413 shares of common stock issuable to the Sunrise investors and Sunrise Securities Corp. upon the exercise of the warrants issued in October 1999 and (iii) the 529,849 shares issued to the Tail Wind investors on October 5, 1999 and October 25, 1999 pursuant to the anti-dilution provisions of the purchase agreement dated June 8, 1999. With this registration statement and prospectus, we are fulfilling our obligations to register (i) the 600,000 shares of our common stock purchased by a Sunrise investor in January 2000 and (ii) the 165,161 shares of our common stock issuable to the Sunrise investor and Sunrise Securities Corp. upon the exercise of warrants issued in January 2000.

             DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of Cambridge Heart and was the owner, together with affiliates and associates of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is "interested".

  Our certificate of incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management--Executive Officers and Directors". In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capitals stock of the corporation entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling the vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Cambridge Heart.

  Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of our stockholders may only be called by the President of Cambridge Heart or by our board of directors. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice to Cambridge Heart. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

  The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                              PLAN OF DISTRIBUTION

  The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  . in privately negotiated transactions; and

  . in options transactions.

  In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

  To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

  In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

  In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

  In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

  At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

  We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

  We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) the selling stockholder becomes eligible to resell the shares covered by this prospectus pursuant to Rule 144(k) under the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

  This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

  (1)  Our Annual Report on Form 10-K for the year ended December 31, 1999;

  (2) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

  (3) The description of our common stock contained in our Registration Statement on Form 8-A dated July 10, 1996.

  You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                          Cambridge Heart, Inc.
                          1 Oak Park Drive
                          Bedford, Massachusetts 01730
                          Attention: Robert B. Palardy
                          Telephone: (781) 271-1200
                          bobp@cambridgeheart.com

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Cambridge Heart, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

   Filing Fee--Securities and Exchange Commission...................... $ 2,726
   Legal fees and expenses............................................. $ 5,000
   Accounting fees and expenses........................................ $ 5,000
   Miscellaneous expenses.............................................. $ 2,274
                                                                        -------
     Total Expenses.................................................... $15,000
                                                                        =======

Item 15. Indemnification of Directors and Officers.

  Article Nine of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article Nine of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 16. Exhibits

   Exhibit
   Number  Description
   ------- -----------
    4.1*   Certificate of Incorporation of the Registrant.
    4.2*   By-laws of the Registrant.
    5.1    Opinion of Hale and Dorr LLP.
   23.1    Consent of PricewaterhouseCoopers LLP.
           Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed
   23.2    herewith.
   24.1    Power of Attorney (See page II-4 of this Registration Statement).

--------
* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-04879).

Item 17. Undertakings.

  Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

  (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on May 11, 2000.

                                          CAMBRIDGE HEART, INC.

                                          By: /s/ Jeffrey M. Arnold
                                             ----------------------------------
                                            Jeffrey M. Arnold
                                            Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

  We, the undersigned officers and directors of Cambridge Heart, Inc., hereby severally constitute and appoint Jeffrey M. Arnold, Robert B. Palardy and John
A. Burgess and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cambridge Heart, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Jeffrey M. Arnold            President, Chief Executive    May 11, 2000
______________________________________  Officer and Director
          Jeffrey M. Arnold             (Principal Executive
                                        Officer)

      /s/ Robert B. Palardy            Chief Financial Officer       May 11, 2000
______________________________________  (Principal Financial and
          Robert B. Palardy             Accounting Officer)

      /s/ Maren D. Anderson            Director                      May 11, 2000
______________________________________
          Maren D. Anderson

       /s/ Harris A. Berman            Director                      May 11, 2000
______________________________________
           Harris A. Berman

       /s/ Richard J. Cohen            Director                      May 11, 2000
______________________________________
           Richard J. Cohen

                                       Director
______________________________________
          Jeffrey J. Langan

                                       Director
______________________________________
          Daniel M. Mulvena

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  4.1*   Certificate of Incorporation of the Registrant.

  4.2*   By-laws of the Registrant.

  5.1    Opinion of Hale and Dorr LLP.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

 24.1    Power of Attorney (See page II-4 of this Registration Statement).

--------
* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-04879).